Exhibit 99.1

AND TRUST FINANCIAL CORP.

News Release

For Immediate Release

Contact:

C. Harril Whitehurst, Jr.

Senior Vice President and CFO

804-897-3900

hwhitehurst@villagebank.com

VILLAGE BANK AND TRUST FINANCIAL CORP.

REPORTS EARNINGS

FOR THE SECOND QUARTER OF 2007

Midlothian, Virginia, July 31, 2007. Thomas W. Winfree, President and Chief Executive Officer of Village Bank and Trust Financial Corp. (the “Company”) (Nasdaq symbol: VBFC) in Midlothian, Virginia, announced today that total assets of the Company surpassed $330 million at June 30, 2007 and it will open its tenth branch in August. Net income for the three months ended June 30, 2007 was $178,000 or $0.07 per fully diluted share, compared to net income of $341,000 or $0.16 per fully diluted share for the same period in 2006. Earnings for the first six months of 2007 amounted to $537,000 or $0.20 per fully diluted share, compared to earnings of $624,000 or $0.30 per fully diluted share for the same period in 2006.

The decline in profitability in 2007 compared to 2006 is a result of the growth in branches and loans of the Company’s wholly-owned subsidiary, Village Bank. The Bank’s growth, which included the addition of two new branches since June 30, 2006, resulted in increases in noninterest expense of $517,000 from the second quarter of 2006 to the second quarter of 2007, and $1,003,000 from the first six months of 2006 to the first six months of 2007. For the second quarter of 2007 compared to the second quarter of 2006, the largest increases in noninterest expense occurred in salaries and benefits of $277,000, occupancy costs of $61,000, equipment costs of $45,000 and data processing costs of $18,000. For the six months ended June 30, 2007 compared to the same period in 2006, the largest increases in noninterest expense occurred in salaries and benefits of $610,000, occupancy costs of $100,000, equipment costs of $102,000 and data processing costs of $65,000. As previously reported, the 2007 periods were also negatively affected by the results of litigation in the amount of $82,000.

Coupled with additional expenses associated with the opening and staffing of the new branches, we had unexpected strong loan growth during the first six months of 2007 of $47 million which resulted in the highest quarterly provision for loan losses in the Bank’s history. The amount of the provision for loan losses is determined by many factors, but is primarily determined by the amount of loans outstanding. Accounting rules and bank regulations require the establishment of loss reserves at the time loans are disbursed, even though no loss may be incurred. The provisions for loan losses for the three and six month periods ended June 30, 2007 amounted to $360,000 and $568,000, respectively, which was $214,000 and $205,000, respectively, higher than the provisions for the same periods in 2006.

Mr. Winfree commented, “While growth in the number of branches and the significant increase in our loan portfolio in the first six months of 2007 negatively affected our earnings in the short-term, we believe that we will benefit from higher loan and deposit volumes in future months as net interest income increases. We are not pleased with the decline in earnings in the second quarter, however, we believe the reasons for the decline in earnings will result in higher profitability in the second six months of 2007.”

Total assets grew to $331 million at June 30, 2007, an increase of $40 million, or 14%, over the $291 million in total assets at December 31, 2006. This is higher growth than anticipated by management and comes during a period of declining real estate activity.

Net interest income for the three months ended June 30, 2007 was $2,950,000, an increase of $433,000, or 17%, over net interest income of $2,517,000 for the same period in 2006. Net interest income for the six months ended June 30, 2007 was $5,677,000, an increase of $939,000, or 20%, over $4,738,000 in net interest income for the same period in 2006. These increases in net interest income are attributable to the growth of our loan portfolio, from $201,610,000 at June 30, 2006 to $285,774,000 at June 30, 2007.

However, while net interest income increased as a result of the growth of the loan portfolio, it was negatively impacted by a declining net interest margin. The net interest margin for each of the three and six month periods ended June 30, 2007 was 4.00% compared to 4.82% and 4.65%, respectively, for the same periods in 2006. This decline in net interest margin is a result of increasing cost of funds as rates on liabilities reprice upwards. While we believe that our net interest margin will not decline significantly during the remainder of 2007 as interest rates have stabilized, we can provide no assurance that it will not.

Noninterest income of $685,000 for the second quarter of 2007 is $50,000 higher than noninterest income of $635,000 for the second quarter of 2006. For the six months ended June 30, 2007, noninterest income increased by $138,000 over the amount for the same period in 2006. These increases in noninterest income are primarily a result of higher service charges and fees resulting from our expanded branch network.

Stockholders’ equity totaled $26,250,000 at June 30, 2007, which represented a book value of $10.22 per share. This represents an increase of $0.21 per share over the $10.01 book value per share at December 31, 2006. For regulatory purposes, the Company’s capital includes $5,000,000 in trust preferred securities issued in February 2005, bringing total regulatory capital to $31,250,000. At June 30, 2007, the Bank exceeded all regulatory capital requirements.

Mr. Winfree noted, “We continue to be optimistic about the future growth and profitability of our Company. Our balance sheet remains strong, with a loans to deposits ratio of 101% and borrowings of only $18 million at June 30, 2007, and a capital position that meets all regulatory requirements. We are well on our way to attaining our goal of becoming the premier financial institution in the Richmond area.”

Village Bank and Trust Financial Corp. was organized under the laws of the Commonwealth of Virginia as a bank holding company whose activities consist of investment in its wholly-owned subsidiary, Village Bank. Village Bank is a full-service Virginia-chartered community bank headquartered in Midlothian, Virginia with deposits insured by the Federal Deposit Insurance Corporation.  The Bank has nine branch offices, with one additional branch office expected to open in the third quarter of 2007. The Bank and its wholly-owned subsidiaries, Village Bank Mortgage Corporation, Village Insurance Agency, Inc., and Village Financial Services Corporation, offer a complete range of financial products and services, including commercial loans, consumer credit, mortgage lending, checking and savings accounts, certificates of deposit, and 24-hour banking.

The Company cautions readers that certain statements contained in this press release regarding its future operations and business prospects are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based upon management's current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results.  For more details on factors that could affect expectations, see the Company's Annual Report on Form 10-KSB for the period ended December 31, 2006 and other filings with the Securities and Exchange Commission.

Financial Highlights
(Dollars in thousands, except per share amounts)

	June 30,	December 31,
	2007	2006
	(Unaudited)
Balance Sheet Data
Total assets	$ 331,120	$ 291,218
Investment securities	13,107	12,788
Loans held for sale	2,713	3,149
Loans, net	285,774	238,498
Deposits	285,675	253,310
Borrowings	17,845	9,859
Stockholders' equity	26,250	25,644
Book value per share	$ 10.22	$ 10.01
Total shares outstanding	2,568,485	2,562,088

Asset Quality Ratios
Allowance for loan losses to
Loans, net of unearned income	1.05%	1.06%
Nonaccrual loans	88.77%	91.12%
Nonperforming assets to loans	1.18%	1.16%

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Selected Operating Data
Interest income	$ 6,202	$ 4,396	$ 11,847	$ 8,338
Interest expense	3,252	1,879	6,170	3,600
Net interest income before
provision for loan losses	2,950	2,517	5,677	4,738
Provision for loan losses	360	146	568	363
Noninterest income	685	635	1,350	1,212
Noninterest expense	3,006	2,489	5,645	4,642
Income tax expense	91	176	277	321
Net income	178	341	537	624
Income per share
Basic	$ 0.07	$ 0.16	$ 0.21	$ 0.31
Diluted	$ 0.07	$ 0.16	$ 0.20	$ 0.30

Performance Ratios
Return on average assets	0.22%	0.61%	0.35%	0.57%
Return on average equity	2.69%	6.77%	4.13%	6.65%
Net interest margin	4.00%	4.82%	4.00%	4.65%
Efficiency	82.69%	78.96%	80.33%	78.01%

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